Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 17, 2019 with respect to the financial statements of TriSource Solutions, LLC appearing in this Registration Statement on Form S-3, which report was included in Repay Holdings Corporation’s Report on Form 8-K/A on August 20, 2019. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Honkamp Krueger & Co, P.C.
Dubuque, Iowa
November 22, 2019